Exhibit 5.1

Goodwin Procter LLP 3025 John F. Kennedy Boulevard 8th Floor Philadelphia, PA 19104 goodwinlaw.com +1 445 207 7800

January 31, 2025

Ocugen, Inc.

11 Great Valley Parkway

Malvern, PA 19355

Re:       Securities Registered under Registration Statement on Form S-3

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (as amended or supplemented, the “Registration Statement”) filed on January 31, 2025 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of (i) 56,486,430 shares (the “Conversion Shares”) of the common stock, par value $0.01 per share (the “Common Stock”), of Ocugen, Inc., a Delaware corporation (the “Company”), issuable upon the conversion of up to $6,000,000 in notes (the “Notes”) issued pursuant to the LSA (as defined below), and (ii) up to 1,056,338 shares (the “Subscription Shares,” and together with the Conversion Shares, the “Shares”)) of Common Stock to be sold by the Investors (as defined below) pursuant to the Registration Statement. The Subscription Shares were sold to Avenue Venture Opportunities Fund, L.P. (“Avenue”) and Avenue Venture Opportunities Fund II, L.P. (“Avenue 2” and together with Avenue, each an “Investor” and collectively, the “Investors”), pursuant to a subscription agreement among the Company and the Investors (the “Subscription Agreement”). The Subscription Agreement was entered into in connection with that certain Loan and Security Agreement by and among the Company, Avenue Capital Management II, L.P. (the “Agent”) and the Investors, dated November 6, 2024, as supplemented by the Supplement to the Loan and Security Agreement, by and among the Company, the Agent and the Investors (collectively, the “LSA”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company. No opinion is expressed herein with respect to the qualification of the Conversion Shares or the Subscription Shares under the securities or blue sky laws of any state or any foreign jurisdiction.

Ocugen, Inc.

January 31, 2025

The opinions set forth below are limited to the Delaware General Corporation Law. Based on the foregoing, we are of the opinion that:

1.	The Subscription Shares have been duly authorized and validly issued and are fully paid and nonassessable.

2.	The Conversion Shares, when issued and delivered upon the conversion of the Notes in accordance with the terms of the Notes and the LSA, will be duly authorized, validly issued, fully paid and non-assessable.

This opinion letter and the opinion it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/Goodwin Procter LLP

GOODWIN PROCTER LLP